NEWS RELEASE
                         FOR MORE INFORMATION CONTACT
                         Wayne H. Benson
                         Chief Executive Officer



                         FOR IMMEDIATE RELEASE
                         618-395-8676



          COMMUNITY FINANCIAL CORP. ANNOUNCES
               STOCK REPURCHASE PROGRAM


Olney, Illinois - June 7, 1999. Community Financial Corp. (Nasdaq.nms: CFIC) announced today that the Board of Directors has approved the repurchase of up to 50,000 shares of the Company's common stock, which represents approximately 2.5% of the outstanding common stock.

The repurchased shares will be held as treasury stock and will be available for issuance upon the exercise of stock options and for other corporate purposes. The repurchase program will be dependent upon market conditions and the availability of shares, and there is no guarantee as to the exact number of shares to be repurchased by the Company.

Mr. Wayne H. Benson, Chief Executive Officer of Community Financial Corp., stated that the Board of Directors believes that the Company's common stock provides an attractive investment, and that the repurchase program will improve liquidity in the market for the Company's common stock.

The repurchase will be effected through open market purchases, although the possibility of unsolicited negotiated transactions or other types of repurchases have not been ruled out.

Community Financial Corp. is the bank holding company for Community Bank & Trust, American Bank of Illinois, Egyptian
State Bank, Saline County State Bank, and MidAmerica Bank of St.
Clair County.